Source: Kuhlman Company, Inc.
KUHLMAN COMPANY HOLDS ANNUAL SHAREHOLDER MEETING
Six directors are re-elected;
shareholders approval increase in shares under Stock Option Plan
Thursday, May 25, 2006
4:30 p.m. CST
Minneapolis, MN—(BUSINESS WIRE)—May 25, 2006—Kuhlman Company, Inc. (AMEX: KUL) announced today that, at its 2006 annual meeting, its shareholders had reelected the following six persons to serve as directors of the company: Scott Kuhlman, Luis A. Padilla, Jon Sabes, David Ferris, Daniel Rindos and Christopher Larson.
In addition, company shareholders approved an increase in the number of shares reserved for issuance under the company’s 2005 Stock Option Plan.
At the annual meeting and in response to questions, the company indicated that it expected fiscal 2006 revenues would double from fiscal 2005 revenues, and that the company expected that it would be cash flow neutral by the end of fiscal 2006. The company also indicated that its financial presentation in future filings would better reflect the gross margins it earns on merchandise sold. In addition, the company has made progress in reviewing and modifying its current real estate portfolio for its new store metrics. The company’s five-year plan calls to reengage store growth in 2007, and with that, it predicts profitability in 2008. Profitability in 2008 is based on an assumption of 60 to 80 stores in operation. As part of its growth plan, the company indicated that it will need to raise approximately $6 to $8 million in capital to open additional stores.
About Kuhlman Company, Inc.
Kuhlman is a specialty retailer and wholesale provider of both men’s and women’s apparel, offered under the Kuhlman brand through company-owned retail stores and under private labels through other large retailers. Kuhlman opened its first retail store in July 2003 and now operates 47 retail stores in 18 states and in the District of Columbia. Kuhlman’s growth strategy includes offering men’s and women’s product at all opening stores. Kuhlman has approximately 275 employees and its corporate office is located in Minneapolis, MN. Additional information regarding Kuhlman and its apparel, and store locations can be found at http://www.kuhlmancompany.com.
Forward-Looking Statements
Some of the statements made in this release are forward-looking statements. These forward-looking statements are based upon our current expectations and projections about future events and generally relate to our plans, objectives and expectations for our business. Although our management believes that the plans and objectives expressed in these forward-looking statements are reasonable, the outcome of such plans, objectives and expectations involve risks and uncertainties and our actual future results may be materially different from the plans, objectives and expectations expressed in these forward-looking statements. Specific factors that might cause actual results to differ from our current expectations include, but are not limited to:
•	our ability to anticipate and identify style trends

•	our ability to identify and secure favorable retail locations

•	our ability to establish successful vendor relationships and obtain quality products on a timely basis

•	our ability to hire and develop successful retail salespeople and managers

•	our ability to identify and develop additional wholesale relationships

•	our ability to compete successfully against other retailers and market our styles in a profitable manner, and

•	other factors expressed in our periodic filings with the SEC, specifically including those risk factors contained in Kuhlman Company’s registration statements filed on April 20, 2006.
For the foregoing reasons, readers and investors are cautioned that there also can be no assurance that the outcomes expressed in our forward-looking statements included in release will prove to be accurate. In light of the significant uncertainties inherent in such forward-looking statements, the inclusion of such information should not be regarded as a representation or warranty by the company or any other person that the company’s objectives and plans will be achieved in any specified time frame, if at all. The company does not undertake any obligation to update any forward-looking statements or to announce revisions to any forward-looking statements.
Contact:
Jon Gangelhoff, Chief Financial Officer
Kuhlman Company, Inc.
701 N. Third Street, Suite B-1
Minneapolis, MN 55401
Tel: (612) 338-5752

Source: Kuhlman Company, Inc.